                                                                      Exhibit 11

                                         CML GROUP, INC. AND SUBSIDIARIES
                                     COMPUTATION OF EARNINGS (LOSS) PER SHARE

For the periods ended April 27, 1996 and April 29, 1995

                                                             Third Quarter                    Nine Months
                                                             -------------                    -----------
                                                          1996            1995           1996            1995
                                                      -----------     -----------     -----------     -----------
Primary earnings (loss) per share:

Weighted average number of shares
  outstanding:
Common                                                 49,171,210      49,536,857      49,175,007      49,795,869
Shares deemed outstanding from the
  assumed exercise of stock options
  and from deferred compensation
  awards                                                  298,875         680,142         425,439         769,933
                                                      -----------     -----------     -----------     -----------

Total                                                  49,470,085      50,216,999      49,600,446      50,565,802
                                                      ===========     ===========     ===========     ===========

Net income (loss)                                    ($36,245,000)   ($39,630,000)   ($81,316,000)    $ 2,929,000
                                                      ===========     ===========     ===========     ===========

Primary earnings (loss) per share                    ($      0.74)   ($      0.80)   ($      1.65)    $      0.06
                                                      ===========     ===========     ===========     ===========

Fully diluted earnings (loss) per share:

Weighted average number of shares
  outstanding, as above                                49,470,085      50,216,999      49,600,446      50,565,802
Shares deemed outstanding from the
  assumed conversion of convertible
  subordinated debentures                               1,604,877       1,743,667       1,604,877       2,024,256
Additional shares deemed outstanding
  from the assumed exercise of
  stock options                                                --              --              --           2,642
                                                      -----------     -----------     -----------     -----------

Total                                                  51,074,962      51,960,666      51,205,323      52,592,700
                                                      ===========     ===========     ===========     ===========

Additional income from the elimination of
  the interest cost of the convertible subord-
  inated debentures, net of income tax effect         $   393,000     $   411,000     $ 1,174,000     $ 1,442,000
                                                      -----------     -----------     -----------     -----------

Fully diluted earnings (loss) per share              ($      0.74)   ($      0.80)   ($      1.65)    $      0.06
                                                      ===========     ===========     ===========     ===========


                                       142